Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Memry Corporation Q1 FY ’07 Revenues Up 9.2%;

Net Income Up 102.6% to $1.015M or $0.03 Per Share

Bethel, CT, November 9, 2006 — Memry Corporation (AMEX: MRY) reported today revenues for the first quarter ended September 30, 2006 rose 9.2% to $13,830,000, compared to $12,667,000 in the same quarter of last year. Net income was $1,015,000, or $0.03 per diluted share for the quarter, up from $501,000, or $0.02 per diluted share, in the comparable quarter in FY ’06.

Gross profit increased 20.5% for the quarter to $5,723,000, compared to $4,749,000 in Q1 ‘06. This was driven by increased revenues and gross margin from both the Nitinol and Polymer Products segments compared to Q1 ‘06. Revenues from the Polymer Products segment increased to 32% of total revenues, from 28% in the first quarter a year ago.

Memry CEO Robert Belcher said, “This was a strong quarter for Memry. Revenues from the Polymer Products segment rose 26.9% to $4,417,000 from $3,480,000 in the comparable quarter in fiscal 2006 largely on the basis of increased shipments of catheter products to several different customers.

“Revenues from the Nitinol Products segment were up 2.2% to $9,420,000 from $9,215,000 in the comparable quarter last year, with growth in etched wire-based stents and increased R&D prototype development. Gross margins for the Nitinol Products segment were up primarily due to a shift toward products such as etched wire-based stents, which have higher gross margins.

“Looking forward at the balance of FY 2007, we anticipate much slower growth in revenues with weak second and third quarters and some recovery toward the end of the fiscal year,” Belcher continued. “As previously reported, we anticipate that overall Nitinol stent component revenues in fiscal 2007 will experience some decline. We have several customers that have indicated that they are carrying excess inventory and will make adjustments in the months ahead. In another case, a customer decided to discontinue a product line that we have provided for several years. In the Polymer segment, while we anticipate an overall healthy year, revenue growth will be negatively affected over the next several quarters due to a major customer’s inventory adjustments. Memry has several new product initiatives that offer exciting growth opportunities that we believe will have a positive effect in late FY 2007 and during FY 2008. Nitinol margin pressure will continue through the remainder of the year due to competitive pricing, sales mix and lower-than-expected manufacturing throughput. In addition, SG&A expenses will be negatively affected by costs associated with ongoing professional fees and litigation costs for the remainder of fiscal 2007.”

The company continues to generate strong cash flows. Adjusted EBITDA as a percentage of revenue increased to 20.2% in first quarter of 2006, compared to 16.1% in the same quarter of last year due to the strong first quarter operating performance.

In other news, the company announced on November 7, 2006 that it has secured the exclusive worldwide license to an innovative biocompatible coating technology with potential drug-eluting capabilities for use on Nitinol stents.

Belcher said, “This license will allow us to strengthen our position as a leading Nitinol stent component manufacturer by providing a coated platform for our stent customers. Following additional development work, we hope to be in a position to offer this technology to our customers worldwide. We do not anticipate any revenue impact from this program over the next year.”

The company will host a conference call with Belcher and senior members of the management team on Friday, November 10 at 11 a.m. Eastern. The call will cover Memry’s first quarter FY 2007 financial results. Belcher will open the conference call, followed by a question-and-answer session. To participate, call (877) 407-8031 any time after 10:45 a.m. Eastern. International callers should dial (201) 689-8031.

A copy of the financial statements follows.

About Memry Corporation

Memry Corporation provides design, engineering, development and manufacturing services to the medical device and other industries using the company’s proprietary shape memory alloy and polymer extrusion technologies. Medical device products include stent components, catheter components, guidewires, laparoscopic surgical sub-assemblies and orthopedic instruments as well as complex, multi-lumen, multi-layer polymer extrusions used for guidewires, catheters, delivery systems and various other high-end interventional medical devices.

An investment profile on Memry may be found at http://www.hawkassociates.com/mryprofile.aspx.

For more information, contact Memry Chief Financial Officer and Treasurer Richard F. Sowerby at (203) 739-1100, e-mail: Richard_Sowerby@Memry.com, or Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 451-1888, e-mail: info@hawkassociates.com. Detailed information about Memry Corporation can be found at http://www.memry.com. Copies of Memry Corporation press releases, SEC filings, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company’s control, which may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the company’s periodic filings with the Securities and Exchange Commission. In this release, the company refers to EBITDA and Adjusted EBITDA, financial measures that are not recognized under accounting principles generally accepted in the United States of America (GAAP). The company defines EBITDA as earnings before income taxes, interest expense, net, depreciation and amortization. The company defines Adjusted EBITDA as EBITDA further adjusted to exclude material non-cash items and items that may be infrequent in occurrence or, in management’s view, not indicative of the company’s continuing operating performance and cash flows. EBITDA and Adjusted EBITDA should not be considered as alternatives to, or more meaningful than, net income, operating income, cash flows from operations or other traditional indications of a company’s operating performance or liquidity that are derived in accordance with GAAP. In addition, the company’s calculations of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures being disclosed by other companies, limiting their usefulness as comparative measures. The company discloses EBITDA and Adjusted EBITDA as each is a commonly referred to financial metric used in the investing community to evaluate the performance of companies in our industry. The company believes that disclosure of EBITDA and Adjusted EBITDA is helpful to those reviewing its performance, as EBITDA and Adjusted EBITDA provide information on the company’s ability to meet debt service, capital expenditure and working capital requirements, and management believes that EBITDA and Adjusted EBITDA are also useful indicators of the company’s operating performance. We present Adjusted EBITDA as a percentage of revenues because management believes it is a useful indicator of the company’s operating performance.

Memry Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30, 2006	June 30, 2006
ASSETS
Current assets
Cash and cash equivalents	$8,045,000	$6,965,000
Accounts receivable, less allowance for doubtful accounts	7,371,000	8,156,000
Inventories	5,857,000	5,418,000
Deferred tax asset	1,663,000	1,663,000
Prepaid expenses and other current assets	339,000	41,000

Total current assets	23,275,000	22,243,000

Property, plant and equipment	23,267,000	22,588,000
Less accumulated depreciation	(14,184,000)	(13,592,000)

	9,083,000	8,996,000

Other assets
Intangible assets, less accumulated amortization	7,004,000	7,171,000
Goodwill	14,146,000	14,146,000
Deferred financing costs, less accumulated amortization	328,000	355,000
Investment	409,000	409,000
Deferred tax asset	1,223,000	1,821,000
Deposits and other assets	157,000	159,000

Total other assets	23,267,000	24,061,000

TOTAL ASSETS	$55,625,000	$55,300,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$4,724,000	$5,478,000
Notes payable	2,196,000	2,173,000
Income tax payable	227,000	215,000

Total current liabilities	7,147,000	7,866,000

Notes payable, less current maturities	7,545,000	7,818,000

Other non-current liabilities	119,000	116,000

Stockholders’ equity
Common stock	292,000	291,000
Additional paid-in capital	55,244,000	54,946,000
Accumulated deficit	(14,722,000)	(15,737,000)

Total stockholders’ equity	40,814,000	39,500,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$55,625,000	$55,300,000

Memry Corporation and Subsidiaries

Condensed Consolidated Statements of Income

For the Three Months Ended September 30, 2006 and 2005

(Unaudited)

	2006	2005
Revenues	$13,830,000	$12,667,000
Cost of revenues	8,107,000	7,918,000

Gross profit	5,723,000	4,749,000

Operating expenses
Research and development	493,000	465,000
General, selling and administration	3,260,000	2,981,000
Amortization of intangible assets	126,000	126,000
Other	(17,000)	—

	3,862,000	3,572,000

Operating income	1,861,000	1,177,000

Interest
Expense	(306,000)	(321,000)
Income	92,000	43,000

	(214,000)	(278,000)

Income before income taxes	1,647,000	899,000
Provision for income taxes	632,000	398,000

Net income	$1,015,000	$501,000

Net income per common share:
Basic	$0.03	$0.02

Diluted	$0.03	$0.02

Weighted average common shares used in calculation:
Basic	29,112,535	28,635,461

Diluted	29,769,643	29,629,390

Memry Corporation and Subsidiaries

Condensed Segment Data

For the Three Months Ended September 30, 2006 and 2005

(Unaudited)

	2006		2005
	$	% of Revenues	$	% of Revenues
Revenues
Nitinol Products Segment	$9,420,000	68.1%	$9, 215,000	72.7%
Polymer Products Segment	4,417,000	32.0	3,480,000	27.5
Eliminations	(7,000)	(0.1)	(28,000)	(0.2)

Total	$13,830,000	100.0%	$12,667,000	100.0%

Gross Profit
Nitinol Products Segment	$3,757,000	39.9%	$3,217,000	34.9%
Polymer Products Segment	1,966,000	44.5%	1,532,000	44.0%

Total	$5,723,000	41.4%	$4,749,000	37.5%

Memry Corporation and Subsidiaries

EBITDA and Adjusted EBITDA

For the Three Months Ended September 30, 2006 and 2005

(Unaudited)

	2006	2005
Revenues	$13,830,000	$12,667,000

Net Income	$1,015,000	$501,000
Income Taxes	632,000	398,000
Interest Expense, Net	214,000	278,000
Depreciation	595,000	498,000
Amortization (a)	167,000	168,000

EBITDA	2,623,000	1,843,000

Equity Based Compensation (b)	175,000	191,000

Adjusted EBITDA	$2,798,000	$2,034,000

Adjusted EBITDA as a % of Revenues	20.2%	16.1%

a)	Amortization excludes the amortization of deferred financing costs, which is included in interest expense, net.
b)	Equity based compensation represents non-cash items. Effective July 1, 2005, the Company adopted SFAS No. 123(R), ‘Share-Based Payment.’